Exhibit 99.1

SkyTerra Communications, Inc. 19 West 44th Street, Suite 507 New York, New York 10036	Contact: Robert Lewis Senior Vice President and General Counsel 212-730-7540 info@skyterracom.com

SKYTERRA COMMUNICATIONS ANNOUNCES FCC RULING GRANTING ATC AUTHORITY FOR MSV JOINT VENTURE

New York, NY November 10, 2004 — SkyTerra Communications, Inc. (OTC: SKYT) today announced that the Federal Communications Commission has granted the MSV Joint Venture’s application to operate an ancillary terrestrial component, or ATC, in the L-Band, subject to certain conditions. This authorization represents the first license for ATC operation ever granted by the FCC and allows the MSV Joint Venture to offer ATC for commercial service. The FCC approved several of the MSV Joint Venture’s waiver requests, providing the MSV Joint Venture with more flexibility with respect to operating an ATC than previously provided in the February 2003 ATC order. However, the FCC deferred ruling on certain of the MSV Joint Venture’s other waiver requests until acting on certain other pending petitions related to the February 2003 ATC order. The FCC’s order is subject to reconsideration and includes various limitations and conditions necessary for the implementation of ATC operations. There can be no assurances that the conditions will be satisfied by the MSV Joint Venture, or that the limitations will not prove to be unduly burdensome.

This summary is qualified by reference to the FCC’s order, which may be found on the FCC’s website at: http://hraunfoss.fcc.gov/edocs_public/attachmatch/DA-04-3553A1.pdf. Please review the order for additional important information regarding limitations and conditions on the authorizations and waivers granted to the MSV Joint Venture.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the ability of the MSV Joint Venture to obtain additional waivers, the outcome of any reconsideration and the ability of the MSV Joint Venture to finance and implement its business plan. Additional factors are detailed in the documents filed by the Company with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 30, 2004. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.